EXHIBIT 9.1


                                  SCHEDULE III
                            Index Licensing Schedule

By signing below, Licensee agrees that the license granted in this Schedule shall be subject to all of the terms and conditions set forth in the License Agreement (the "License Agreement"), dated as of May 17, 2010 by and between DJI Opco, LLC (as successor-in-interest to CME Group Index Services LLC ("DJI Opco")), and Guggenheim Funds Distributors, LLC. (formerly known as Claymore Securities, Inc.) ("Licensee"), which terms and conditions are incorporated herein by reference.

This Schedule and all addenda or amendments hereto are collectively referred to as, the "Schedule" or "Schedule III". This Schedule shall supplement and amend the License Agreement and together the Schedule and License Agreement (and all addenda thereto) shall form the entire agreement between the parties regarding the license with respect to the Licensed Index and Marks (the "License") set forth below, and shall supersede all prior agreements, proposals or other communications between the parties, oral or in writing, regarding the License. Except as otherwise expressly provided herein, all capitalized terms in this
Schedule III shall have the meanings ascribed to them in the License Agreement. If there is a conflict between the terms and conditions of the License Agreement and this Schedule III, the terms and conditions of this Schedule III shall control.

I.   Schedule III Effective Date: November __, 2013

II.  Licensed Index: The Dow 10

III. Marks: "The Dow 10"

IV.  Business Unit: Not applicable.

V.   Index Data:

Subject to the terms and conditions of the License Agreement and payment of the fees set forth herein, DJI Opco will provide to Licensee for use by up to five
(5) individual users, via, at DJI Opco's option, FTP Site, an authorized distributor or email delivery, the following data (collectively, the "Index Data"):

On a Daily Basis:

     o A list of component stocks (the "Components") for the Licensed Index listed in this Schedule III;

     o    Divisor of the Licensed Index as of the end of each business day;

     o Closing values of the Licensed Index, on a price return basis, as the end of each business day; and

     o    Closing prices of the Components as of the end of each business day.

From time to time, as appropriate:

     o    Corporate action information with respect to the Components.

VI.  Product:

The Product shall be a Unit Investment Trust that has the following characteristics: (i) the fund has the investment objective of replicating the performance of the Licensed Index; (ii) is organized under the laws of the Investment Company Act of the United States and (iii) is not traded or listed on an Organized Securities Markets (as defined below) (e.g., is not exchange traded, electronically or otherwise).

"Organized Securities Market" shall mean a U.S. national securities exchange, an automated quotation or other electronic trading system, a foreign securities exchange or any other domestic or foreign securities market determined by DJI Opco in its reasonable judgment to constitute an Organized Securities Market.

The name of the Product shall be "The Dow 10"; provided, however, Informational Materials referencing the Product name shall clearly identify Licensee as the issuer of the Product and that this Product is one of a series of comparable investment products offered by Licensee. Any change to the names of the Product shall be subject to DJI Opco's approval.

VII. Territory: United States

VIII. License Fees:

As consideration for the license granted herein, Licensee shall pay to DJI Opco a license fee for each series of the Product equal to the greater of twenty five hundred dollars ($2,500) or five basis points (0.05%) of the aggregate daily liquidation value of transactional sales (specifically excluding fee-based sales) made during the primary offering period of such series (the "License Fee") (which fee is a Product cost that Licensee expects the Product to reimburse pursuant to the applicable trust indenture).

The License Fee shall be paid on a one-time basis on or before the 15th day of the second month after the close of the primary offering period. DJI Opco acknowledges that (a) Licensee may at any time determine that it does not wish to go forward with a primary offering of the Product and, if it so determines, Licensee shall not be responsible for the payment of any License Fee under this Agreement, (b) Licensee may delay the deposit date for a Product in its discretion, and (c) Licensee has full authority to determine the length of any offering period, and may shorten or lengthen such offering period for any reason in its sole discretion.

A report detailing (i) the aggregate daily liquidation value of transactional sales during the primary offering period for each Product and (ii) any excluded fee-based sales will be provided by Guggenheim to DJI Opco within ten (10) days after the Product moves to the secondary market. Licensee shall send such report to indexesbilling@spdji.com.

All amounts will be paid in cash and will be non-refundable. All amounts are stated in U.S. Dollars (at the applicable exchange rate prevailing at the time payment is due, as published in The Wall Street Journal). All amounts in the License Agreement (including, without limitation, any Schedules hereto) are stated net of any taxes (i.e., the amount stated is the amount to be received by DJI Opco after payment of any sales, distribution, use or similar taxes). Licensee shall pay any taxes, fees and similar governmental charges related to the execution or performance of this Agreement, other than taxes on DJI Opco's net income.

The terms hereof shall be deemed "Confidential Information" for purposes of
Section 7(b) of the License Agreement.

Contact Information for Invoicing:

Name: Cory Kushion
Address: 2455 Corporate West Drive, Lisle, IL 60532
Phone/Fax:
Email:

IX. Term: Notwithstanding anything to the contrary in the License Agreement, (a) any termination pursuant to Section 2 of the License Agreement with respect to
Schedule I or Schedule II to the License Agreement shall not affect the License Agreement with respect to this Schedule III and vice versa, (b) any termination pursuant to Section 4 of the License Agreement (other than pursuant to Section 4(a)) and caused by a breach of Schedule I and/or II, shall not affect the License Agreement with respect to Schedule III and vice versa; and (b) any termination pursuant to Section 4 of the License Agreement (other than pursuant to Section 4(a)) specific to an Index or Product on Schedule I and/or Schedule II shall not affect the License Agreement with respect to Schedule III and vice versa.

For clarity, it is acknowledged and agreed that the parties intend each Schedule under the License Agreement to be deemed separate agreements with respect to termination rights under the License Agreement, and thus, for example, except in connection with a termination pursuant to Section 4(a) by either Party, a termination right arising under any Schedule will not cause the termination of the License Agreement and the License granted under any other Schedule unless such termination right would have existed specifically to any such other Schedule.

X.   Miscellaneous:

1) Notwithstanding anything to the contrary in the License Agreement, Licensee shall use the following short-form disclaimer in replace of the disclaimer set forth in Section 6(a) of the License Agreement:

          The "Dow Jones Industrial Average" is a product of S&P Dow Jones Indices LLC ("SPDJI"), and has been licensed for use by [Licensee]. Standard & Poor's(R) and S&P(R) are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); DJIA(R), The Dow(R), Dow Jones(R) and Dow Jones Industrial Average are trademarks of Dow Jones Trademark Holdings LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by [Licensee]. [Licensee]'s [Product(s)] is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the Dow Jones Industrial Average.

2) Notwithstanding anything to the contrary in the License Agreement, Licensee shall use the following long-form disclaimer in replace of the disclaimer set forth in Section 8(b) of the License Agreement and attached as Exhibit I to the License Agreement:

The "Dow Jones Industrial Average" is a product of S&P Dow Jones Indices LLC ("SPDJI"), and has been licensed for use by [Licensee]. Standard & Poor's(R) and S&P(R) are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); DJIA(R), The Dow(R), Dow Jones(R) and Dow Jones Industrial Average are trademarks of Dow Jones Trademark Holdings LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by [Licensee]. [Licensee's Product(s)] are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, "S&P Dow Jones Indices"). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the [Licensee's Product(s)] or any member of the public regarding the advisability of investing in securities generally or in [Licensee's Product(s)] particularly or the ability of the Dow Jones Industrial Average to track general market performance. S&P Dow Jones Indices' only relationship to [Licensee] with respect to the Dow Jones Industrial Average is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The Dow Jones Industrial Average is determined, composed and calculated by S&P Dow Jones Indices without regard to [Licensee] or the [Licensee's Product(s)]. S&P Dow Jones Indices have no obligation to take the needs of [Licensee] or the owners of [Licensee's Product(s)] into consideration in determining, composing or calculating the Dow Jones Industrial Average. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of [Licensee's Product(s)] or the timing of the issuance or sale of [Licensee's Product(s)] or in the determination or calculation of the equation by which [Licensee's Product(s)] is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of [Licensee's Product(s)]. There is no assurance that investment products based on the Dow Jones Industrial Average will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to [Licensee's Product(s)] currently being issued by [Licensee], but which may be similar to and competitive with [Licensee's Product(s)]. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY [LICENSEE], OWNERS OF THE [LICENSEE'S PRODUCT(S)], OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND [LICENSEE], OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The terms and conditions of this Schedule III are acknowledged and agreed to:

DJI OPCO, LLC                       GUGGENHEIM FUNDS DISTRIBUTORS, LLC.

         /s/ Kathleen Cronin                 /s/ Dennis Dunleavy
_____________________________                ___________________________
Name:    Kathleen Cronin            Name:    Dennis Dunleavy
_____________________________                ___________________________
Title:                              Title:
_____________________________                ___________________________
Date:                               Date:
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